Exhibit 99.1

Tilly’s, Inc. Announces 2022 Holiday Period Net Sales,
Updates Fourth Quarter Outlook

Irvine, CA – January 9, 2023 – Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced net sales results for the nine-week period ended December 31, 2022 (the “2022 holiday period”) in advance of its attendance and participation in the ICR Conference 2023 on January 9-10, 2023.

“We believe this year’s inflationary environment negatively impacted our customers’ spending and our results during the 2022 holiday period, particularly when compared to 2021’s post-pandemic record-setting holiday period,” commented Ed Thomas, President and Chief Executive Officer. “Despite a tougher holiday season this year, we anticipate ending fiscal 2022 with a healthy, debt-free balance sheet and well-managed inventory.”

•Total net sales of $150.9 million decreased by 12.9% for the 2022 holiday period compared to $173.3 million for last year’s comparable nine-week holiday period ended January 1, 2022 (the “2021 holiday period”).
•Total comparable net sales, including both physical stores and e-commerce, decreased by 14.4% for the 2022 holiday period compared to an increase of 14.1% for the 2021 holiday period. Total comparable net sales increased by 0.2% relative to the comparable period of pre-pandemic fiscal 2019.
◦Comparable net sales in physical stores decreased by 15.3% for the 2022 holiday period compared to an increase of 23.2% during the 2021 holiday period. Comparable net sales in physical stores decreased by double-digit percentages in each of our major geographic markets compared to the 2021 holiday period. Net sales in physical stores represented 74.4% of total net sales for the 2022 holiday period compared to 74.5% of total net sales during the 2021 holiday period. Comparable net sales in physical stores decreased by 8.9% relative to the comparable period of pre-pandemic fiscal 2019.
◦E-commerce net sales decreased by 12.8% for the 2022 holiday period compared to a decrease of 5.7% during the 2021 holiday period. E-commerce net sales represented 25.6% of total net sales for the 2022 holiday period compared to 25.5% of total net sales during the 2021 holiday period. E-commerce net sales increased by 37.3% relative to the comparable period of pre-pandemic fiscal 2019.
◦The Company believes these results were negatively impacted by this year's inflationary environment compared to much more favorable market conditions during the 2021 holiday period resulting from several pandemic-related factors.
•As of January 3, 2023, the Company had $145.9 million of cash and marketable securities and no debt outstanding.

The scope and nature of the impacts of current market conditions on the Company’s business continue to evolve. As a result, there can be no guarantee that the Company’s financial results through the remainder of the fourth quarter will remain consistent with those of the 2022 holiday period. In addition, the foregoing information does not reflect the full financial results for the 2022 holiday period. The Company’s actual financial results for the fiscal 2022 fourth quarter and full fiscal year ending January 28, 2023, are subject to completion of the period, the finalization of its normal quarter-end and year-end accounting procedures, and the audit of its fiscal 2022 financial statements. The Company currently expects to report its actual results for the fiscal 2022 fourth quarter and full fiscal year on or about March 9, 2023.

Fiscal 2022 Fourth Quarter Outlook Update
Based on the Company’s net sales results for the 2022 holiday period and recent historical trends for the fiscal month of January, the Company now expects its fiscal 2022 fourth quarter net sales to be in the range of approximately $178 million to $180 million and its loss per share to be in the range of $(0.01) to $(0.04). The Company expects to end fiscal 2022 with 249 total stores, total cash and marketable securities of approximately $110 million, and with reduced inventory per square foot compared to the end of fiscal 2021.

ICR Conference 2023
The Company will be participating in the ICR Conference 2023 in Orlando, Florida on January 9-10, 2023. The Company will be conducting a fireside chat presentation at 9:00 a.m. Eastern time on Monday, January 9, 2023. The audio of the fireside chat will be webcast live over the internet and can be accessed under the Investor Relations section of the Company’s website at www.tillys.com.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 251 total stores across 33 states as well as its website, www.tillys.com

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our operations, our future financial condition or operating results, our current operating expectations in light of historical results, expectations regarding the future economic environment, inflation, customer traffic, and our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of local or global economic changes, including recessions, the COVID-19 pandemic, supply chain difficulties, and inflation on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599 x.17000
irelations@tillys.com